PROSPECTUS SUPPLEMENT                           REGISTRATION NO. 333-36480
(To Prospectus dated February 17, 2006)         Filed Pursuant to Rule 424(b)(3)


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                        1,000,000,000 Depositary Receipts
                         Regional Bank HOLDRS (SM) Trust

         This prospectus supplement supplements information contained in the prospectus dated February 17, 2006 relating to the sale of up to 1,000,000,000 depositary receipts by Regional Bank HOLDRS (SM) Trust.

         The share amounts specified in the table in the "Highlights of Regional Bank HOLDRS" section of the base prospectus shall be replaced with the following:

                                                                        Primary
                                                            Share       Trading
Name of Company(1)                           Ticker        Amounts       Market
--------------------------------------       ------        -------       ------
BB&T Corporation                              BBT            10           NYSE
Comerica Incorporated                         CMA             5           NYSE
Fifth Third Bancorp                           FITB          13.5         NASDAQ
Bank of America                               BAC          27.765         NYSE
JPMorgan Chase & Co.                          JPM           43.56         NYSE
KeyCorp                                       KEY            13           NYSE
Marshall & Ilsley Corporation                  MI             6           NYSE
Mellon Financial Corporation                  MEL            14           NYSE
National City Corporation                     NCC            18           NYSE
Northern Trust Corporation                    NTRS            7          NASDAQ
Piper Jaffray Companies                       PJC          0.5683         NYSE
State Street Corporation                      STT            10           NYSE
Regions Financial Corporation(1)               RF          9.5688         NYSE
SunTrust Banks, Inc.                          STI             9           NYSE
Synovus Financial Corp.                       SNV             8           NYSE
The PNC Financial Services Group, Inc.        PNC             9           NYSE
US Bancorp                                    USB           56.83         NYSE
Wachovia Corp.                                 WB            41           NYSE
Wells Fargo & Co.                             WFC            48           NYSE

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(1)      As a result of the merger of AmSouth Bancorporation (NYSE Ticker:
         "ASO"), a constituent of the Regional Bank HOLDRS Trust, and Regions Financial Corporation (NYSE Ticker: "RF"), Regions Financial Corporation will replace AmSouth Bancorporation as an underlying security of the Regional Bank HOLDRS Trust. For each share of AmSouth Bancorporation, shareholders received 0.7974 shares of Regions Financial Corporation. For the 12 shares of AmSouth Bancorporation per 100 share round lot of Regional Bank HOLDRS, The Bank of New York received 9.5688 shares of Regions Financial Corporation. Effective November 6, 2006, creations of Regional Bank HOLDRS require 9.5688 shares of Regions Financial Corporation per 100 round lot of Regional Bank HOLDRS.

         The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

          The date of this prospectus supplement is December 31, 2006.